Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of
The Dreyfus/Laurel Funds Trust:

We consent to the incorporation by reference, in this Registration Statement on Form N-1A, of our reports dated February 18, 2005, on the December 31, 2004 financial statements and financial highlights of The Dreyfus/Laurel Funds Trust (comprised of Dreyfus Premier Limited Term High Yield Fund, Dreyfus Premier Managed Income Fund, and Dreyfus Premier Core Value Fund).

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

KPMG LLP

New York, New York
April 25, 2005